Exhibit 99.1

TRANSACTIONS

Except as previously disclosed in this Schedule 13D, as amended, the following table sets forth all transactions by the Reporting Persons or on behalf of the Reporting Persons with respect to securities of the Issuer effected in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 18, 2017. All such transactions were purchases of securities of the Issuer effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/(Sell)	Shares	Unit Cost		Security
FPA Select Maple	8/25/2017	Buy	22,497	$7.25		Common Stock
FPA Select II	8/25/2017	Buy	50,182	$7.25		Common Stock
FPA Select	8/25/2017	Buy	16,887	$7.25		Common Stock
FPA Select Drawdown	8/25/2017	Buy	143,746	$7.25		Common Stock
FPA Value Partners	8/25/2017	Buy	16,688	$7.25		Common Stock
FPA Select Maple	8/31/2017	Buy	41,900	$7.00		Common Stock
FPA Select II	8/31/2017	Buy	6,937	$7.00		Common Stock
FPA Select	8/31/2017	Buy	32,816	$7.00		Common Stock
FPA Select Drawdown	8/31/2017	Buy	148,026	$7.00		Common Stock
FPA Value Partners	8/31/2017	Buy	21,631	$7.00		Common Stock
FPA Select II	9/08/2017	Buy	37,682	$7.0834	(1)	Common Stock
FPA Select II	9/11/2017	Buy	5,318	$7.1315	(2)	Common Stock
FPA Select II	9/12/2017	Buy	18,700	$7.1272	(2)	Common Stock

(1)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $7.02 to $7.12, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in footnotes (1) and (2).
(2)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $7.12 to $7.14, inclusive